Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TO SELL DISTRIBUTION BUSINESSES

Distribution Markets Not Matched With Core Focus

Wyomissing, PA (August 28, 2012) — Carpenter Technology Corporation (NYSE:CRS) has commenced a process to sell Latrobe Specialty Steel Distribution (LSSD) and its Mexican distribution business, Aceros Fortuna.

The sale of the distribution businesses reflects Carpenter’s continued focus on growing its high-value specialty alloy manufacturing, titanium processing, and precision engineered businesses.

“LSSD and Aceros Fortuna are well managed, strong, profitable businesses with good employees and solid growth prospects; however, distribution of tool and alloy steel products is not part of our core focus of manufacturing and selling specialty materials for the aerospace, energy, and other high-growth markets,” said William A. Wulfsohn, President & CEO of Carpenter Technology.

Carpenter expects that proceeds from a sale will be reinvested in Carpenter’s premium product businesses.  Carpenter will continue to service sales of its special alloy products in Mexico and South America through the retention of selected warehouses and employees.

Carpenter acquired LSSD as part of its 2012 acquisition of Latrobe Specialty Steel. LSSD’s 170 employees provide a broad range of quality steels and value-added services to customers in North America from six distribution centers across the United States and Canada. LSSD recorded sales of $113 million in the 2012 fiscal year.

Aceros Fortuna distributes alloyed, stainless and tool steels, specialty alloys and industrial products in Mexico and Brazil and generated sales of $42 million in the 2012 fiscal year. The company has eight distribution and sales offices across Mexico. Carpenter acquired the 40-year-old company in 1994. About 25 of Aceros Fortuna’s 275 employees support the specialty alloy market and will remain with Carpenter.

Carpenter has engaged KeyBanc Capital Markets Inc. to assist it in the sale of its distribution businesses.

# # #

About Carpenter Technology Corporation

Carpenter Technology, based in Wyomissing, PA, produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found at www.cartech.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and other factors that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2012, and the exhibits attached to those filings. They include, but are not limited to, statements regarding the sale, the sale process, and the use of any proceeds from any sale of Latrobe Specialty Steel Distribution and Aceros Fortuna. Carpenter undertakes no obligation to update or revise any forward-looking statements.